UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2003

MAGMA DESIGN AUTOMATION, INC.

(Exact name of registrant as specified in its charter)

Commission File No.: 000-33213

Delaware	77-0454924
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2 Results Way, Cupertino, California	95014
(Address of principal executive offices)	(Zip Code)

(408) 864-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 4.  Changes in Registrant’s Certifying Accountant.

On June 24, 2003, Magma Design Automation, Inc. (“Magma”) dismissed KPMG LLP (“KPMG”) as its independent auditors and retained PricewaterhouseCoopers LLP (“PwC”) as its new independent auditors. The decision to change auditors was approved by Magma’s Audit Committee.

KPMG prepared a report on the financial statements of Magma for each of the fiscal years ended March 31, 2003 and 2002. KPMG did not include, in any report on Magma’s financial statements, an adverse opinion or a disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope, or accounting principles.

During Magma’s two most recent fiscal years ended March 31, 2003, and the subsequent interim period through June 24, 2003, there were no disagreements between Magma and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports on Magma’s financial statements.

During Magma’s two most recent fiscal years ended March 31, 2003, and the subsequent interim period through June 24, 2003, there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K), except that KPMG advised the Audit Committee and management that KPMG noted a deficiency related to Magma’s inability to complete its quarterly and year-end financial close process without adjustments proposed by KPMG. Such adjustments related to matters such as revenue recognition, accounts payable, accrued liabilities, prepaid commissions and strategic investments. The deficiency was not considered to be a material weakness under the standards established by the American Institute of Certified Public Accountants. The subject matter of the deficiency was discussed with the Company’s Audit Committee as were the proposed remedial actions. As a result of the notification of the deficiency, Magma has expanded the scope of periodic communications between the finance department and other operational departments and expanded the formal reporting procedures to improve the controls over the financial close process.

Magma has authorized KPMG to respond fully to the inquiries of PwC. Magma has provided KPMG with a copy of the foregoing disclosures. Magma has not yet received KPMG’s response letter stating whether it agrees with the statements made by Magma in this Form 8-K. Magma will file such letter from KPMG within two business days of its receipt as an exhibit to an Amendment to this Form 8-K.

During Magma’s two most recent fiscal years ended March 31, 2003, and the subsequent interim period through June 24, 2003, Magma did not consult with PwC regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  June 27, 2003

MAGMA DESIGN AUTOMATION, INC.

By	/s/ Gregory C. Walker
Gregory C. Walker

Senior Vice President—Finance and Chief Financial Officer